NEWS RELEASE

Lincoln Financial Group Reports Third Quarter 2007 Earnings
Investments in Distribution Drive Growth in Production Across Segments

Philadelphia, PA, October 30, 2007 - Lincoln Financial Group (NYSE:LNC) today reported net income of $329.6 million, or $1.21 per diluted share, for the third quarter of 2007. By comparison, net income for the third quarter of 2006 was $364.1 million, or $1.29 per diluted share.

Income from operations for the third quarter of 2007 was $352.9 million, or $1.29 per diluted share, compared to third quarter 2006 income from operations of $371.1 million, or $1.31 per diluted share. Return on equity (ROE), based on income from operations, was 12.0%. The attached table defines and reconciles income from operations, ROE, and book value per share excluding accumulated other comprehensive income (AOCI), non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Third quarter earnings include the results of Lincoln Financial’s annual comprehensive review of prospective assumptions underlying certain assets and liabilities, primarily Deferred Acquisition Costs (DAC), Value of Business Acquired (VOBA), and Deferred Front End Loads (DFEL).

Consolidated Domestic Deposits and Net Flows

Consolidated domestic deposits, which include wealth accumulation and retirement planning products such as individual annuities, mutual funds, life insurance and employer-sponsored solutions together with institutional investment products, were $10.9 billion, up 28% over the third quarter of 2006. Strong deposits in the major retail segments, including record individual variable annuity and defined contribution mutual fund deposits, drove retail net flows to $1.8 billion, a threefold increase compared to the year-ago period. At September 30, 2007, consolidated assets under management reached $251 billion, up 14% from the end of the third quarter of 2006.

“This quarter’s results reflect Lincoln Financial’s strong underlying operating fundamentals. In the face of volatile markets, production was strong across the company,

while our risk management programs held up under significant pressure,” said Dennis R. Glass, president and chief executive officer of Lincoln Financial Group.

Individual Markets

Individual Annuities

Income from operations for the Individual Annuities segment was $106.9 million in the third quarter of 2007 versus $129.4 million in the year-ago period. The current quarter included approximately $16 million, after tax, of net negative items primarily related to hedge program performance and the impact of fair value accounting on liabilities required under FAS 133 related to indexed annuity products. These unfavorable adjustments were partially offset by net positive DAC unlocking. The 2006 quarter included approximately $29 million, after tax, of net positive items primarily related to favorable tax adjustments.

In the quarter, record gross deposits of $3.5 billion increased by 28% versus the year-ago period, and net flows for the segment quadrupled to $1.3 billion as strong variable annuity deposits combined with declining fixed annuity withdrawals. Deposits into variable annuity products reached $3.0 billion for the second consecutive quarter and net flows increased by 49% to $1.5 billion.

“Quarter-over-quarter and year-over-year, we continue to exceed industry growth rates and our previous variable annuity milestones, due to product and wholesaling depth and breadth as well as the increasing demand for these products in retirement planning. These results have helped boost variable annuity account values by 30% since the end of the 2006 quarter,” said Glass.

Individual Life Insurance

Individual Life Insurance income from operations was $173.6 million, compared to $122.8 million in the third quarter of 2006. The current quarter included approximately $16 million, after tax, of net positive items, primarily related to DAC unlocking and a favorable tax adjustment. The 2006 quarter’s results were negatively impacted by approximately $17 million, after tax, primarily related to DAC unlocking adjustments.

Individual life insurance sales, reported as paid annualized premium, were $179.9 million in the third quarter, up 18% versus last year, driven by continued strength in universal life sales, including MoneyGuard®, a linked-benefit universal life insurance policy with a long term care rider, and a 36% increase in variable universal sales.

“Our comprehensive suite of life insurance products and expanded distribution efforts drove double-digit sales growth in multiple channels and top distribution partners,

while inforce and account values continued to grow in the mid-to-high single digit range,” said Glass.

Employer Markets

Retirement Products

Defined Contribution

Third quarter income from operations for Defined Contribution was $41.2 million, versus $52.5 million for the same period a year ago. The current quarter included approximately $3 million, after tax, of net negative items primarily related to prospective and retrospective DAC unlocking. The 2006 quarter included approximately $4 million, after tax, of net positive items primarily related to the favorable tax adjustments.

In the quarter, gross deposits reached $1.5 billion, up 40% over the third quarter of 2006, and net flows were $133 million. Record deposits of $861 million into the Lincoln Alliance® Program, a medium to large case employer-sponsored retirement plan solution, represented the third consecutive quarter of year-over-year increases exceeding 50%.

“We expect our ongoing investments in distribution, technology and product development to fuel production and long-term earnings growth while putting pressure on near-term earnings,” said Glass.

Executive Benefits

In the quarter, income from operations for Executive Benefits was $11.0 million, compared to $12.8 million in the third quarter of 2006. The current quarter included approximately $2 million, after tax, of net negative items primarily related to DAC unlocking.

Group Protection

For the third quarter, Group Protection’s income from operations was $33.2 million, versus $28.8 million in the prior-year period. Favorable non-medical loss ratios of 68.6% contributed approximately $8 million, after tax, to the current quarter’s results when comparing to the midpoint of the expected range of 71-74%.

In the quarter, annualized premiums for new business were $60.8 million, up 21% versus the 2006 quarter.

Investment Management

The Investment Management segment reported record income from operations of $21.8 million in the third quarter of 2007, which compares to $13.4 million in the prior-year period. The 2007 quarter included approximately $1 million, after tax, of favorable expense items. The growth in income was primarily attributable to an 11% increase in investment advisory fees, which drove the pre-tax operating margin to 22.7%.

Total deposits for the quarter were $5.7 billion, driven by $1.5 billion of retail mutual fund sales, a 34% increase versus the year-ago period.

Other Segments’ Results

For the third quarter, the UK segment’s income from operations was $10.3 million, versus $8.3 million in the same year-ago period. The current quarter included approximately $2 million, after tax, of net negative items primarily related to reserve adjustments. The third quarter of 2006 included a net negative impact of approximately $3 million, after tax, primarily related to an unfavorable prospective DAC unlocking adjustment.

Lincoln Financial Media income from operations was $13.6 million in the third quarter of 2007, compared to $14.6 million in the prior-year period.

The operating loss in Other Operations was $58.9 million in the quarter versus a loss of $11.5 million in the third quarter of 2006. The third quarter of 2007 included approximately $8 million, after tax, of unfavorable expense items, including executive retirement benefits. Merger-related expenses in the current quarter were $29.3 million, pre tax. The year-ago quarter included net positive items of approximately $13 million, after tax, primarily related to an insurance recovery related to past mis-selling claims in the UK operation.

Capital and Share Repurchase

As of September 30, 2007, the book value per share of Lincoln National Corporation common stock, including AOCI, was $44.41, compared with $43.39 a year ago. Book value per share, excluding AOCI, was $43.68, compared with $41.20 a year ago. Lincoln repurchased 3.1 million shares in the third quarter at a total cost of $174.6 million.

Realized Gains and Losses

The company reported net realized losses of $23.7 million in the quarter, including gross realized losses and write downs of approximately $11 million, pre DAC and pre tax, on securities backed by subprime-related loans.

2007 Outlook

Lincoln Financial does not expect material changes to its previous guidance except for those items noted below.

Merger Integration

Merger-related expenses are expected to be in the $30 million range, pre tax, in the fourth quarter of 2007.

Share Repurchase

The company currently expects to repurchase approximately $200 million of stock during the fourth quarter of 2007. The actual amount of stock repurchase could be less than or exceed this amount depending on market conditions and alternative uses of capital. The company has approximately $2 billion of security buyback authorization remaining.

This outlook contains estimates that are forward-looking, and actual results may differ materially.  Lincoln Financial’s actual experience in 2007 will almost certainly differ from many of the assumptions utilized in the outlook and the company’s expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time. Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

Lincoln Financial Group will discuss the company’s third quarter results and outlook for 2007 with investors in a conference call beginning at 11:00 a.m. (ET) on Wednesday, October 31, 2007. Interested persons may also listen to the call by dialing the following numbers and asking for the Lincoln National conference call:

- Dial:	(888)-263-2906 (Domestic)
(913)-312-0685 (International)

The company will post its third quarter 2007 statistical supplement on its Web site, www.lincolnfinancial.com/investor.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, the companies of Lincoln Financial Group had assets under management of $251 billion as of September 30, 2007. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services.  Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; Lincoln Financial Media, which owns and operates three television stations, 18 radio stations, and the Lincoln Financial Sports production and syndication business; and Lincoln UK. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.lincolnfinancial.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	215 448-1420	215 255-1520
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  Income (loss) from operations represents after tax results excluding, as applicable, realized gains or losses on investments and derivatives, cumulative effect of accounting changes, reserve changes on business sold through reinsurance, gain on sale of subsidiaries and book of business and loss on early retirement of debt.  The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing operations in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are either unpredictable and/or not related to decisions regarding the underlying businesses.

	For the Quarter Ended		For the Nine Months Ended
($ in millions, except per share data)	September 30		September 30
	2007	2006	2007	2006
Net Income	$329.6	$364.1	$1,102.1	$934.3

Less:
Net realized losses on investments
and derivatives	(23.2)	(4.1)	(10.9)	(12.3)
Net gain (losses) on reinsurance
derivative/trading account securities	(0.5)	(3.1)	1.6	1.9
Reserve development and related amortization
on business sold through reinsurance	0.4	0.2	(7.3)	0.6
Income from Operations	$352.9	$371.1	$1,118.7	$944.1
	-	-	-	-

Earnings per share (diluted)
Net Income	$1.21	$1.29	$4.00	$3.76
Income from Operations	$1.29	$1.31	$4.06	$3.80

Average Equity
(Excluding accumulated other comprehensive income)	$11,726.3	$11,437.9	$11,578.7	$9,568.0

Return on Equity
Net Income	11.2%	12.7%	12.7%	13.0%
Income from Operations	12.0%	13.0%	12.9%	13.2%

Definition of Book Value per share excluding AOCI
Book value per share excluding accumulated other comprehensive income ("AOCI") is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations. We believe book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2007 and 2006 is set forth below.

	As of
	September 30
	2007	2006
Book value per share including AOCI	$44.41	$43.39
Per share impact of AOCI	0.73	2.19
Book value per share excluding AOCI	$43.68	$41.20

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

	For the Quarter Ended
($ in millions, except per share data)	September 30
	2007	2006

Revenue	$2,680.9	$2,487.2
Net Income	$329.6	$364.1

EPS - Basic	$1.22	$1.31
EPS - Diluted	$1.21	$1.29

Avg. Shares - Basic	269,395,799	278,472,606
Avg. Shares - Diluted	272,487,687	282,417,303

	For the Nine Months Ended
	September 30
	2007	2006

Revenue	$8,091.7	$6,404.6
Net Income	$1,102.1	$934.3

EPS - Basic	$4.06	$3.82
EPS - Diluted	$4.00	$3.76

Avg. Shares - Basic	271,597,197	244,436,546
Avg. Shares - Diluted	275,437,786	247,995,491

Forward-Looking Statements—Cautionary Language

Certain statements made in this release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe”, “anticipate”, “expect”, “estimate”, “project”, “will”, “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings.  Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

▪
Problems arising with the ability to successfully integrate Jefferson-Pilot’s businesses, which may affect our ability to operate as effectively and efficiently as expected or to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe;

▪
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln’s products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

▪
The initiation of legal or regulatory proceedings against Lincoln or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

▪	Changes in interest rates causing a reduction of investment income, the margins of Lincoln’s fixed annuity and life insurance businesses and demand for Lincoln’s products;
▪
A decline in the equity markets causing a reduction in the sales of Lincoln’s products, a reduction of asset-based fees that Lincoln charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln’s variable annuity products;

▪
Ineffectiveness of Lincoln’s various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

▪
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln’s assumptions used in pricing its products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income, including as a result of investor-owned life insurance business;

▪
Changes in accounting principles generally accepted in the United States that may result in unanticipated changes to Lincoln’s net income, including the impact of  Statements of Financial Accounting Standards 157 and 159;

▪
Lowering of one or more of Lincoln’s debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on Lincoln’s ability to raise capital and on its liquidity and financial condition;

▪
Lowering of one or more of the insurer financial strength ratings of Lincoln’s insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, and profitability of its insurance subsidiaries;

▪
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of Lincoln’s companies requiring that Lincoln realize losses on such investments;

▪
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

▪	The adequacy and collectibility of reinsurance that Lincoln has purchased;
▪	Acts of terrorism, war, or other man-made and natural catastrophes that may adversely affect Lincoln’s businesses and the cost and availability of reinsurance;
▪
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln can charge for its products;

▪
The unknown impact on Lincoln’s business resulting from changes in the demographics of Lincoln’s client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;

▪	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers; and
▪
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding, and investment results.

The risks included here are not exhaustive. Lincoln’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln’s business and financial performance.  Moreover, Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on Lincoln’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this report.